Exhibit 99.1
Financial News Release
Contacts:
Annie Leschin / Brooke Deterline
StreetSmart Investor Relations
415.775.1788 / ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES 2007 SECOND QUARTER FINANCIAL RESULTS
Fort Collins, Colo., July 25, 2007 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the second quarter ended June 30, 2007. Sales were $103.0 million for the second quarter of 2007, a decrease of 1.5% from $104.6 million in the second quarter of 2006, and a sequential decline of 4.0% compared to $107.3 million in the first quarter of 2007.
Gross margin for the second quarter was 43.6%, up from 42.8% in the second quarter of 2006, and down from 45.0% in the first quarter of 2007 due to lower revenues, and the transition of manufacturing from Stolberg, Germany to China.
Net income for the second quarter of 2007 was $11.7 million, or $0.25 per diluted share, a 35.7% decrease compared to $18.2 million, or $0.40 per diluted share in the second quarter of 2006. This was primarily due to an increase in research and development spending and the change in the effective tax rate from 11% in 2006 to 35% in 2007. Net income also decreased 8.0% from $12.7 million, or $0.28 in the first quarter of 2007, due to lower revenues. The first quarter of 2007 included a restructuring charge of $2.8 million related to the closure of the Company’s Stolberg, Germany facility.
“Second quarter revenues came in at the low end of our guidance as we began to experience the impacts of a decline in our business as demand from the semiconductor capital equipment industry was lower than previously anticipated. As a result, earnings came in lower than expected and gross margins were lower due to the costs associated with the transition of production from Stolberg, Germany to China, which will be complete by the end of the year. We increased our R&D spending in the quarter which was driven by several strategic initiatives that are in process. However, we experienced strong growth from our non-semi business, which was

Advanced Energy Reports Second Quarter 2007 Results — Page 2
July 25, 2007
up 11% sequentially, and dampened the effect of the down semi revenues for the quarter.” said Dr. Hans Betz, president and chief executive officer of Advanced Energy. “As we look ahead, we remain highly confident in our growth strategy, including our current product pipeline, our excellent position in our markets and our future growth opportunities.”
Third Quarter 2007 Guidance
The Company anticipates third quarter 2007 results to be within the following ranges:
•	Sales of $95 million to $100 million.

•	Earnings per share of $0.19 to $0.22.
Second Quarter 2007 Conference Call
Management will host a conference call today, Wednesday, July 25, 2007 at 5:00 pm eastern daylight time to discuss Advanced Energy’s financial results. You may access this conference call by dialing (888)-713-4717. International callers may access the call by dialing (706)-679-7720. For a replay of this teleconference, please call (800)-642-1687 or (706) 645-9291, and enter the passcode 7322751. The replay will be available through July 27, 2007. There will also be a webcast available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to thin film deposition manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy is a publicly held company traded on the Nasdaq Global Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.
The Company’s expectations with respect to financial results for the third quarter of 2007 are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries the company serves, the timing of

Advanced Energy Reports Second Quarter 2007 Results — Page 3
July 25, 2007
orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2007	2006	2007	2007	2006
Sales	$103,049	$104,571	$107,323	$210,372	$198,521
Cost of sales	58,094	59,811	59,014	117,108	115,211

Gross profit	44,955	44,760	48,309	93,264	83,310

Operating expenses:
Research and development	12,911	10,804	12,035	24,946	21,263
Selling, general and administrative	15,414	14,241	15,218	30,632	28,646
Amortization of intangible assets	202	453	324	526	930
Restructuring charges	158	31	2,792	2,950	60

Total operating expenses	28,685	25,529	30,369	59,054	50,899

Income from operations	16,270	19,231	17,940	34,210	32,411

Other income, net	1,505	741	1,554	3,059	2,574

Income from continuing operations before income taxes	17,775	19,972	19,494	37,269	34,985
Provision for income taxes	(6,108)	(1,947)	(6,823)	(12,931)	(4,199)

Income from continuing operations	11,667	18,025	12,671	24,338	30,786

Gain on sale of discontinued assets	—	138	—	—	138

Income from discontinued operations	—	138	—	—	138

Net income	$11,667	$18,163	$12,671	$24,338	$30,924

Net income per basic share
Income from continuing operations	$0.26	$0.40	$0.28	$0.54	$0.69
Income from discontinued operations	$—	$—	$—	$—	$—
Basic earnings per share	$0.26	$0.41	$0.28	$0.54	$0.69

Net income per diluted share
Income from continuing operations	$0.25	$0.40	$0.28	$0.53	$0.68
Income from discontinued operations	$—	$—	$—	$—	$—
Diluted earnings per share	$0.25	$0.40	$0.28	$0.53	$0.69

Basic weighted-average common shares outstanding	45,161	44,704	44,941	45,051	44,638

Diluted weighted-average common shares outstanding	45,992	45,108	45,636	45,834	45,098

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$73,080	$58,240
Marketable securities	105,407	85,978
Accounts receivable, net	73,491	74,794
Inventories, net	56,896	52,778
Deferred income taxes	22,692	24,434
Other current assets	4,463	4,503

Total current assets	336,029	300,727

Property and equipment, net	30,659	33,571

Deposits and other	8,105	2,640
Goodwill and intangibles, net	64,404	65,584
Customer service equipment, net	617	832
Deferred income tax assets, net	3,897	8,549

Total assets	$443,711	$411,903

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$16,656	$16,310
Other accrued expenses	34,324	36,619

Total current liabilities	50,980	52,929

Long-term liabilities	9,643	3,184

Total liabilities	60,623	56,113

Stockholders’ equity	383,088	355,790

Total liabilities and stockholders’ equity	$443,711	$411,903